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                                  EXHIBIT 99.2




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Q2 2019 speech
Good morning. I'm Dan O'Brien, CEO of Flexible Solutions.

Safe Harbor provision:

The Private Securities Litigation Reform Act of 1995 provides a "Safe Harbor" for forward-looking statements. Certain of the statements contained herein, which are not historical facts, are forward looking statements with respect to events, the occurrence of which involve risks and uncertainties. These forward-looking statements may be impacted, either positively or negatively, by various factors. Information concerning potential factors that could affect the company is detailed from time to time in the company's reports filed with the Securities and Exchange Commission.

Welcome to the FSI conference call for Q2 2019.

Before I speak about our financials, I'd like to talk about our product lines and what we think might occur over the next several quarters.

Insurance compensation from the fire has been received in full, but the accounting and tax effects of the payments will continue to distort and complicate our financials until year over year comparisons that do not contain compensation or tax adjustments are available. The first quarter this will occur is Q1 2020.

Our NanoChem division: NCS represents more than 1/2 of the revenue of FSI. This division makes thermal poly-aspartic acid, called TPA for short, a biodegradable polymer with many valuable uses. NCS also manufactures SUN 27(TM) and N Savr 30(TM) which are used to reduce nitrogen fertilizer loss from soil.

TPA is used in agriculture to significantly increase crop yield. The method of action is by slowing crystal growth between fertilizer ions and other ions in the soil resulting in the fertilizer remaining available longer for the plants to use. The attraction between the TPA and the fertilizer ions also retains the nutrients closer to the plant roots. Keeping fertilizer more easily available for crops to use, results in better yield with the same level of fertilization. TPA in agriculture has a strong economic value for all links in the sales to end user chain. There are good profits from manufacturer through the distribution system to the grower, yet the grower still earns a great profit from the extra crops produced using the same land but no extra fertilizer.

TPA is also a biodegradable way of treating oilfield water to prevent pipes from plugging with mineral scale. Our sales into this market are well established and normally grow steadily but slowly. A simple explanation of TPA's effect is that it prevents the scaling out of minerals that are part of the water fraction of oil as it exits the rock formation. Scale must be prevented to keep the oil recovery pipes from clogging.

SUN 27(TM) and N Savr 30(TM) are our nitrogen conservation products. Nitrogen is a critical fertilizer but it is subject to loss through bacterial breakdown, evaporation and soil runoff. Both our nitrogen products are becoming well

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respected  and sales  continue to grow.  They utilize much more  environmentally friendly solvents than some of the competing products.

SUN 27(TM) is used to conserve nitrogen from attack by soil bacterial enzymes while N Savr 30(TM) is directed toward nitrogen loss through leaching and evaporation. Each of our nitrogen products are equal to, or better than, the competing products.

ENP, the October 2018 acquisition: ENP is focused on sales into the turf and golf markets whereas our NCS sales are into row crop agriculture - two very distinct markets. We account for ENP as a subsidiary and expect it to generate consolidated revenue of greater than $8 million in full year 2019. Historic data suggest that FSI should expect annual pretax profits of greater than $1 MM from this division with moderate annual growth. The strong quarters for ENP are 2 and 3 to match the US spring and summer along with Q4 when large customers engage in early buying for the year ahead. Unfortunately, second quarter this year coincided with very poor spring weather in most of ENP's territory resulting in fewer sales. The onset of summer in Q3 will allow sales to recover but the business not done in Q2 won't be available again until next year.

Effect of the LLC investment announced in January: This investment generated quarterly cash flow and profits starting in Q1 2019 as shown in the financials. The company we invested in will also order substantially more product from us in each quarter of 2019 than it did in 2018. We expect this growth to continue for many quarters to come which will further increase revenue and profitability. The LLC has recently started representing more of our product line internationally with small sales already booked. We expect this to grow over several seasons and benefit our NCS division while increasing our share of profits from the LLC. It is worth noting that the seasonality of the LLC's sales is opposite to our North American sales most years which will tend to smooth out our quarterly revenue numbers in a positive manner. Unfortunately, this year the tariff and currency strife delayed some international business in Q2. This business is expected to be realized in Q3 and Q4 instead.

Watersavr(TM): News regarding Watersavr(TM) trials and sales will be released if and when it occurs.

Delivered  wholesale  water  costs  now  exceed  $1200  per  acre  foot  in many
California cities while the total cost of saving an acre foot using WaterSavr(TM) is less than $200. WaterSavr(TM) can reduce annual losses from reservoirs by up to 2 feet per treated acre. A municipality that pays $1200 - $2400 per acre foot for water and does not use WaterSavr(TM) is wasting significant tax revenue - about $12 million a year for San Diego. We find it extraordinary that with a decade and more of successful Watersavr(TM) trials, no government water providers in areas with high water costs have implemented our technology.

Q3 2019 and the rest of 2019

TPA, SUN 27(TM) and N Savr 30(TM) for agricultural use traditionally have peak uptake in Q1 and Q2. Q2 2019 results were damaged by the poor weather in the mid-west. We are finding success selling agricultural products into international markets with opposite seasons which leads us to predict that our historic slow quarter, Q3, will increase substantially; perhaps becoming nearly

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as strong as Q1 and Q2. The effect of international sales is expected to be felt in Q4 as well. This, along with Q4 sales for US early buy and winter crop programs is expected move Q4 revenue upward toward the same level we reported for Q1 2019.

Oil, gas and industrial sales of TPA increased compared to the previous year. Increased sales into this market vertical is expected to continue throughout 2019. Full year 2019 revenue will increase very strongly compared to 2018 driven by; historic operations, the ENP acquisition and the January LLC investment. We expect that profits and cash flow will increase very significantly along with the increases in top line revenue. Our regular warning applies - that we can't control customer behavior, shipping dates, weather, crop pricing and the other variables of our business, so quarterly results will be unlikely to form a straight line on a graph. However, we do expect the slope of the graph to be up sharply for all of 2019.

Tariffs: Since Sept 30th 2018, all our raw materials imported from China have included a 10% additional tariff. US customers have received price increases from us now that this inventory is being used. US customers will receive additional price increases when we begin using inventory that is subject to the 25%. International customers are not charged the tariff because we are applying for the export rebates available to recover the tariffs. To hedge against the chance of even higher tariffs, and to service the increased production expected in 2019, we have increased inventory substantially. As a result, the accumulating tariff payments to the Government are affecting our cost of goods, our cash flow and our profits negatively until the rebates are received. Rebates can take many months and the total dollar amount due back to us has become significant and continues to increase. The rebates will increase profitability and cash flow while decreasing cost of goods for the future quarters in which the rebates are received.

Bad debt: Historically our group has had nearly zero bad debt. This year we made a poor choice in extending credit to an agriculture customer who has not yet paid their bills. We intend to recover this debt but wish to account for it now to ensure that our financials are fully transparent.

Highlights of the financial results:

Sales for the quarter increased 63% to $6.77 million, compared with $4.14 million for Q2 2018. The result is a loss of 27 thousand or 0 cents per share in the 2019 period, compared to a gain of $2.14 million or 18 cents per share, in 2018.

We attribute the lack of earnings to the bad debt mentioned above and the tariffs paid on raw materials that will be converted and sold internationally. We expect to recover these funds but do not control the timing.

Working capital is adequate for all our purposes and is expected to increase during the year as our revenue grows. We also have a line of credit with BMO Harris Bank of Chicago. We are confident that we can execute our plans with our existing capital. The ENP acquisition was funded with a loan from BMO Harris plus a convertible note to the seller and did not reduce our cash position. The LLC investment in January was made with cash on hand.

The text of this speech will be available on our website by Friday, August 16th.
Email   or   fax   copies    can   be    requested    from   Jason    Bloom   at
Jason@flexiblesolutions.com.

Thank you, the floor is open for questions.